EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD PRIME COMPLETES REFINANCING OF $196 MILLION LOAN
DALLAS, November 10, 2014 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced it has successfully refinanced its Aareal Capital mortgage loan, which had an existing outstanding balance of $196 million and a final maturity date in February 2018.
The loan has been refinanced with a new $198 million non-recourse mortgage loan from the same lender with a five-year initial term and two one-year extension options, subject to the satisfaction of certain conditions. The new loan provides for a floating interest rate of LIBOR + 2.65%. The mortgage loan remains secured by the same two hotels: the Capital Hilton in Washington, DC and Hilton La Jolla Torrey Pines in La Jolla, CA. Ashford Prime has a 75% ownership interest in the properties, with Hilton holding the remaining 25%.
“By capitalizing on positive debt market conditions, we have reduced our interest expense and improved our cash flow,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “With our recent stock buyback announcement and plan to sell the Courtyard Downtown Philadelphia, our team continues to explore ways to strengthen our financial position and generate long-term value for Ashford Prime shareholders.”
Ashford Hospitality Prime is a conservatively capitalized real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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